UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT



Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934.



Date of Report (Date of earliest event reported):June 23, 1995


HICKORY TECH CORPORATION
(Exact name of registrant as specified in its charter)



Minnesota (State or other jurisdiction of incorporation)
0-13721 (Commission File Number)
41-1524393 (IRS Employer Identification No.)




221 East Hickory Street, P.O. Box 3248, Mankato, MN 56002-3248
(Address of principal executive officers) (Zip code)




Registrant's telephone number including area code (800) 326-5789


ITEM 5.   OTHER EVENTS

On June 15, 1995, the HTC Group, consisting of the Registrant and EBSco Limited, a District of Columbia corporation, entered into five purchase agreements (the "Purchase Agreements") with U S West Communications, Inc., a Colorado corporation, to purchase the assets of eighty-two (82) rural telephone exchanges (the "Exchanges") in Minnesota, Iowa and Nebraska. The aggregate purchase price for the Exchanges is $232,000,000. EBSco Limited executed three Purchase Agreements for Exchanges located in Minnesota, Iowa and Nebraska. The Registrant executed two Purchase Agreements to acquire assets of eight Exchanges in Minnesota for $25,900,000 and six Exchanges in Iowa for $22,100,000.

The Registrant will own and operate its eight Minnesota Exchanges through its wholly-owned subsidiary, Heartland Telecommunications Company of Minnesota. The six exchanges in Iowa will be owned and operated through the Registrant's wholly-owned subsidiary, Heartland Telecommunications Company of Iowa. There are approximately 8,300 access lines located in the eight Minnesota Exchanges and







7,500 access lines in the six Iowa Exchanges.

On June 23, 1995, EBSco Limited assigned its interests in its three Purchase Agreements to the Registrant, Alpine Communications, L.C. an Iowa Limited Liability Company ("Alpine") and Tritech Communications, L.C., an Iowa Limited Liability Company ("Tritech"). Alpine is headed by cable TV executives, Kenneth
D. Anderson and Jay R Eliason. Its partners include a group of independent telephone companies whose owners serve over 30,000 telephone customers in Iowa. It is contemplated by the parties that Alpine will acquire the assets of eight Exchanges with approximately 9,600 access lines in Iowa and Tritech will acquire 60 Exchanges located in Iowa, Minnesota and Nebraska with approximately 35,400 access lines.

Registrant and Alpine have formed Tritech Management Group, Inc., a Minnesota Corporation ("TMG"). TMG is equally owned by Alpine and Registrant and will supply all management services to the Exchanges to be acquired by Tritech. Registrant will receive fees at industry standard rates for management services supplied to TMG for the Iowa and Minnesota Exchanges to be purchased by Tritech. Some management services for the Exchanges located in Nebraska will be contracted through an outside vendor.

The parties have also agreed that Registrant will provide all billing services for the Exchanges to be acquired by Alpine and Tritech. The fees for these services will be at industry standard rates.

The purchase of the Exchanges must be approved by the Federal Communication Commission and the Public Utilities Commissions in Iowa, Minnesota and Nebraska. It is anticipated that the approvals for the purchase of the Exchanges may not occur for up to eighteen (18) months.


SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



Date: June 30, 1995

HICKORY TECH CORPORATION

Robert D. Alton, Jr.
Chief Executive Officer




David A. Christensen
Chief Financial Officer